Registration No. 333-124223

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Fully and Unconditionally Guaranteed By Manulife Financial Corporation

Pricing Supplement No. 69	Trade Date: 12/18/2006
(To Prospectus dated July 8, 2005)	Issue Date: 12/21/2006

The date of this Pricing Supplement is December 18, 2006

CUSIP or Common Code:	41013N3B2	41013N3C0	41013N3D8
Price to Public:	100.000%	100.000%	100.000%
Principal Amount:	$319,000.00	$730,000.00	$0.00
Proceeds to Issuer:	$314,894.47	$718,137.50	$0.00
Discounts and Commissions:	1.287%	1.625%	1.875%
Reallowance:	1.050%	1.300%	1.550%
Dealer:	98.900%	98.600%	98.350%
Maturity Date:	12/15/2014	12/15/2018	12/15/2021
Stated Annual Interest Rate:	5.000%	5.250%	Step: 5.100% through , and 5.500% thereafter (unless called)
Interest Payment Frequency:	Monthly	Semi	Monthly
First Payment Date:	1/15/2007	6/15/2007	1/15/2007
Additional Amounts:	N/A	N/A	N/A
Survivor’s Option:	Yes	Yes	Yes
Callable by Issuer:	Yes	Yes	Yes
If Callable by Issuer, dates and terms of redemption (including the redemption price)	12/15/2008 Callable one time only at 100% on call date above with 30 days notice	12/15/2009 Callable one time only at 100% on call date above with 30 days notice	12/15/2009 Callable one time only at 100% on call date above with 30 days notice
Original Issue Discount[1]:	N/A	N/A	N/A
Other Material Terms (if any):	N/A	N/A	N/A

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[1]  For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to "ABN AMRO Financial Services, Inc." in the prospectus are amended to read "LaSalle Financial Services, Inc.".